Exhibit 99.1

NEWS RELEASE

Contact:	Alan Lund Vice Chairman and Chief Financial Officer (310) 788-1999
ILFC ANNOUNCES PRICING OF
8.625% SENIOR NOTES DUE SEPTEMBER 2015 AND
8.75% SENIOR NOTES DUE MARCH 2017
     (Century City, California — March 17, 2010) — International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), today announced that it has priced, and entered into an agreement to issue and sell, subject to certain conditions, $1 billion aggregate principal amount of 8.625% Senior Notes due 2015 (the “2015 Notes”) and $1 billion aggregate principal amount of 8.75% Senior Notes due 2017 (the “2017 Notes” and together with the 2015 Notes, the “Notes”) in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. ILFC expects to close the offering on March 22, 2010, subject to the satisfaction of customary market and other closing conditions.
     The 2015 Notes will pay interest, semi-annually, on each March 15 and September 15 at a rate of 8.625% per year and will mature on September 15, 2015. The 2017 Notes will pay interest, semi-annually, on each March 15 and September 15 at a rate of 8.75% per year and will mature on March 15, 2017.
     The 2015 Notes will be issued by ILFC at the initial price of 98.409% of the principal amount and the 2017 Notes will be issued by ILFC at the initial price of 97.474% of the principal amount. The aggregate net proceeds from the sale of the Notes, after deducting discounts, will be approximately $1.929 billion, and will be used by ILFC for general corporate purposes, including the repayment of existing indebtedness.
     The Notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under
1999 Avenue of the Stars, 39th Floor, Los Angeles, CA 90067 Tel: (310) 788-1999 Fax: (310) 788-1990

the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Cautionary Statement Regarding Forward Looking Information
     This press release contains statements which may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the proposed closing date of the offering of the Notes and the expected use of the proceeds of the sale of such Notes. These statements are based on current expectations of future events. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.
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